Exhibit 4.10

8X8, INC.

UNIT SUBSCRIPTION AGREEMENT
COMMON STOCK
AND WARRANTS

UNIT SUBSCRIPTION AGREEMENT (the "Agreement") dated as of July 29, 2003 among 8X8, INC., a Delaware corporation ("Company"), and the persons who execute this agreement as investors (the "Investors").

Background: The Company desires to sell to the Investors, and the Investors desire to purchase up to an aggregate of 2,260,000 shares of common stock, $.001 par value per share (the "Shares"), of the Company (the "Common Stock") at a purchase price of $0.434 per share (the "Share Price") (an amount equal to the average of the last sale prices for the Common Stock for each of the five (5) trading days ending on, and including July 28, 2003 as reported by the NASDAQ Stock Market) and three sets of 5-year warrants, each in substantially the form attached hereto as Exhibit 1, exercisable to purchase up to an aggregate of (i) 2,260,000 shares of Common Stock (100% warrant coverage) at $0.60 per share (the "$.60 Warrants"), (ii) 565,000 shares of Common Stock (25% warrant coverage) at $0.75 per share (the "$.75 Warrants"), and (iii) 565,000 shares of Common Stock (25% warrant coverage) at $1.00 per share (the "$1.00 Warrants", and collectively with the $.60 Warrants and the $.75 Warrants, the "Warrants"). The proceeds are necessary for the development and continuance of the business of the Company and each of its Subsidiaries.

STMicroelectronics, Inc. ("STM"), which beneficially owns 13% of the Common Stock, has Preemptive Rights, exercisable to purchase 13% of the Shares and Warrants.

The Company expects that certain of its officers and directors or their affiliates may purchase Shares and Warrants under this Agreement.

Certain Definitions:

"Common Stock" shall mean stock of the Company of any class (however designated) whether now or hereafter authorized, which generally has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage, including the Company's Common Stock, $.001 par value per share.

"Company" includes the Company and any corporation or other entity which shall succeed to or assume, directly or indirectly, the obligations of the Company hereunder. The term "corporation" shall include an association, joint stock company, business trust, limited liability company or other similar organization.

"Company Disclosure Letter" means the disclosure letter delivered to the Investors prior to the execution of this Agreement, which letter is incorporated in this Agreement.

"Material Adverse Change" shall mean a material adverse change in the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries taken as a whole.

"Own" means own beneficially, as that term is defined in the rules and regulations of the SEC.

"Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity, any university or similar institution, or any government or any agency or instrumentality or political subdivision thereof.

"Preemptive Rights" means STM's rights to purchase its proportionate share of any issuance of securities by the Company, pursuant to the Investor Rights Agreement, dated March 31, 2000 by and between the Company and STM.

"SEC" means the Securities and Exchange Commission.

"Subsidiary" shall mean any corporation of which stock or other interest having ordinary power to elect a majority of the Board of Directors (or other governing body) of such entity (regardless of whether or not at the time stock or interests of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more Subsidiaries.

"Underlying Shares" shall mean the shares of Common Stock issued or from time to time issuable upon exercise of the Warrants.

"Unit" shall mean (i) 20,000 Shares, (ii) $.60 Warrants to purchase 20,000 shares of Common Stock, (iii) $.75 Warrants to purchase 5,000 shares of Common Stock, and (iv) $1.00 Warrants to purchase 5,000 shares of Common Stock.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Purchase and Sale of Stock.

1.1. Sale and Issuance of Securities. (a) The Company shall sell to the Investors and the Investors shall purchase from the Company, up to 113 units (the "Units") at a price per Unit equal to the product of the Share Price and 20,000 or a total of (x) 2,260,000 Shares (the "Purchased Shares") and (y) Warrants to purchase up to an aggregate of 3,390,000 shares of Common Stock (the "Purchased Warrants" and collectively with the Purchased Shares, the "Securities"), for an aggregate purchase price of up to $1,130,000.

(b) The number of Purchased Shares and Purchased Warrants to be purchased by each Investor from the Company is set forth on Schedule 1.1(b) hereto, subject to acceptance, in whole or in part, by the Company; provided that the amount of Securities to be purchased by each Investor other than STM, and the related purchase price therefor, may be reduced by up to 13% in the event of exercise of the Preemptive Rights.

1.2. Closing. The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place on July 29, 2003 or such other date agreed to by the Company and Investors who have entered into Agreements providing for the purchase of at least 70 Units (the "Closing Date"). The Closing shall take place at the offices of Hahn & Hessen LLP, the Investors' counsel, in New York, New York, or at such other location as is mutually acceptable to the Investors and the Company, subject to fulfillment of the conditions of closing set forth in the Agreement. At the Closing:

(a) each Investor purchasing Securities at the Closing shall deliver to the Company or its designees by wire transfer or such other method of payment as the Company shall approve, an amount equal to the purchase price of the Securities purchased by such Investor hereunder, as set forth opposite such Investor's name on the signature pages hereof; provided that an Investor, Orin Hirschman ("Hirschman"), shall deposit in escrow 13% of the Securities, and the related purchase price therefor, to permit STM to exercise the Preemptive Rights; and Orin Hirschman and the Company shall enter into an escrow agreement (the "Escrow Agreement") in substantially the form attached as Exhibit 6, to provide for escrow of $127,509.20, the purchase price of 14.69 Units and the Purchased Shares and Purchased Warrants included in such Units in accordance with this proviso;

(b) (i) the Company shall authorize its transfer agent (the "Transfer Agent") to arrange delivery to each Investor of one or more stock certificates registered in the name of the Investor, or in such nominee name(s) as designated by the Investor in writing, representing the number of Shares equal to 20,000 multiplied by the number of Units purchased by the Investor and (ii) the Transfer Agent shall deliver to counsel for the Investors a certificate of the Transfer Agent, in form and substance reasonably acceptable to counsel for the Investors, certifying that the Transfer Agent is duly authorized to issue the Purchased Shares.

(c) the Company shall issue and deliver to each Investor purchasing Securities at the Closing (x) $.60 Warrants equal to 20,000 multiplied by the number of Units purchased, (y) $.75 Warrants equal to 5,000 multiplied by the number of Units purchased and (z) $1.00 Warrants equal to 5,000 multiplied by the number of Units purchased.

1.3. Conditions of Closing. The obligation of the Investors to complete the purchase of the Securities at the Closing is subject to fulfillment of the following conditions:

(a) the Company and the Investors shall execute and deliver a Investor Rights Agreement, dated the Closing Date, in the form attached as Exhibit 2 with respect to the Purchased Shares and the Underlying Shares (the "Investor Rights Agreement");

(b) the Company and Orin Hirschman shall execute and deliver a Financial Advisory Agreement, dated the Closing Date, in the form attached as Exhibit 3 (the "Financial Advisory Agreement",] and with the Agreement, the Warrants, the Escrow Agreement, and the Investor Rights Agreements, the "Transaction Documents");

(c) the Company shall deliver to the Investors an Opinion of Counsel, dated the Closing Date and reasonably satisfactory to counsel for the Investors, with respect to the matters set forth on Exhibit 4;

(d) the Company shall have complied fully with the Preemptive Rights;

(e) the representation and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have performed in all material respects all covenants and other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Investors shall have received a certificate signed on behalf of the Company by the President and Secretary of the Company, in such capacities, to such effect (the "Closing Certificate") and the Closing Certificate shall also contain an accurate list of all the agreements to which the Company is a party that are material to the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries taken as a whole;

(f) the Company shall have executed and delivered all documents, reasonably requested by counsel for the Investors;

(g) All Securities delivered at the Closing shall have all necessary stock transfer tax stamps (purchased at the expense of the Company) affixed; and

(h) the Company shall pay the Investors' expenses to the extent set forth in Section 6.9 hereof.

(i) the Company shall have consulted the staff of NASDAQ Stock Market (the "Nasdaq Staff") regarding the Contemplated Transactions (as defined below) and the Nasdaq Stafff shall have raised no objection to the consummation of the Contemplated Transactions without seeking the approval of the Company's stockholders.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Investors as follows:

2.1. Corporate Organization; Authority; Due Authorization.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is now conducted and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a material adverse effect on the operations, prospects, assets, liabilities, financial condition or business of the Company (a "Material Adverse Effect"). Set forth in the Company Disclosure Letter is a complete and correct list of all Subsidiaries. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.

(b) The Company (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). Each of this Agreement and the other Transaction Documents is a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

2.2. Capitalization. As of July 24, 2003, the authorized capital stock of the Company consisted of (i) 100,000,000 shares of Common Stock, $.001 par value, of which 28,475,370 shares of Common Stock are outstanding and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, of which one Special Voting Share is outstanding. All outstanding shares were issued in compliance with all applicable Federal and state securities laws, and the issuance of such shares was duly authorized. Except as contemplated by this Agreement or as set forth in the Company Disclosure Letter, there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose), (ii) no preemptive rights (other than the Preemptive Rights) contained in the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), By-Laws of the Company or contracts to which the Company is a party or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company, including without limitation the Securities and the Underlying Shares, and (iii) no commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights. Except as set forth in the Company Disclosure Letter, none of the shares of Common Stock are subject to any stockholders' agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. With respect to each Subsidiary, (i) all the issued and outstanding shares of the Subsidiary's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) except as disclosed in the Company Disclosure Letter, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary's capital stock or any such options, rights, convertible securities or obligations. Except as disclosed in the Company Disclosure Letter, the Company owns 100% of the outstanding equity of each Subsidiary.

2.3. Validity of Securities. The issuance of the Securities has been duly authorized by all necessary corporate action on the part of the Company and, when issued to and paid for by you in accordance with this Agreement and the countersigning of the certificate or certificates representing the Purchased Shares by a duly authorized signator of the registrar for the Common Stock, the Purchased Shares will be validly issued, fully paid and non- assessable.

2.4. Underlying Shares. The issuance of the Underlying Shares upon exercise of the Purchased Warrants has been duly authorized, and the Underlying Shares have been, and at all times prior to such exercise will have been, duly reserved for issuance upon such exercise and, when so issued, will be validly issued, fully paid and non-assessable.

2.5. Private Offering. Neither the Company nor anyone acting on its behalf has within the last 12 months issued, sold or offered any security of the Company (including, without limitation, any Common Stock or warrants of similar tenor to the Purchased Warrants) to any Person under circumstances that would cause the issuance and sale of the Securities, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company agrees that neither the Company nor anyone acting on its behalf will offer the Securities or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Securities subject to the registration requirements of Section 5 of the Securities Act.

2.6. Brokers and Finders. The Company has retained Robert Giannini of Griffin Securities, Inc. ("Giannini"), 17 State Street, New York, New York 10004, as a broker in connection with the Contemplated Transactions. The Company shall pay to a fee equal to five-percent (5%) of the aggregate purchase price of the Securities.

2.7. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company do not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or such Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or of any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or of any of its Subsidiaries or any property or asset of the Company or of any of its Subsidiaries is bound or affected; except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the Contemplated Transactions in any material respect or otherwise prevent the Company from performing its obligations under this Agreement or any of the other Transaction Documents in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the Company do not, and the performance of this Agreement and the other Transaction Documents and the consummation by the Company of the Contemplated Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as hereinafter defined) except for the filing of a Form D with the Securities and Exchange Commission and applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any state securities or "blue sky" laws ("Blue Sky Laws"), and any approval required by applicable rules of The Nasdaq Stock Market. The Company has obtained any approval required by applicable rules of The Nasdaq Stock Market to the Contemplated Transactions. For purposes of this Agreement, "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

2.8. Compliance. Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or such subsidiary or by which any property or asset of the Company or such subsidiary is bound or affected ("Legal Requirement"), or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such subsidiary is a party or by which the Company or such subsidiary or any property or asset of the Company or such subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.9. SEC Documents; Financial Statements.

(a) The information contained in the following documents, did not, as of the date of the applicable document, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, as of their respective filing dates or, if amended, as so amended (the following documents, collectively, the "SEC Documents"), provided that the representation in this sentence shall not apply to any misstatement or omission in any SEC Document filed prior to the date of this Agreement which was superseded by a subsequent SEC Document filed prior to the date of this Agreement:

          the Company's Annual Report on Form 10-K for the year ended March 31, 2003;

          the Company's definitive Proxy Statement with respect to its 2003 Special Meeting of Stockholders, filed with the Commission on June 19, 2003; and

(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(b) In addition, as of the date of this Agreement, the Company Disclosure Letter, when read together with the information, qualifications and exceptions contained in this Agreement, does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(c) The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 2001, including without limitation the SEC Documents. As of their respective dates, the SEC Documents filed prior to the date hereof complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder.

(d) The Company's Annual Report on Form 10-K for the year ended March 31, 2003, includes consolidated balance sheets as of March 31, 2002 and 2003 and consolidated statements of income for the one year periods then ended (collectively, the "Form 10-K Financial Statements").

(e) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, includes consolidated balance sheets as of March 31, 2003 and June 30, 2003 and consolidated statements of income for the quarters ended June 30, 2002 and 2003 (the "Form 10-Q Financial Statements" and together with the Form 10-K Financial Statements, the "Financial Statements").

(e) The Financial Statements (including the related notes and schedules thereto) fairly present in all material respects the consolidated financial position, the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

2.10. Litigation. Except as set forth in the SEC Documents or the Company Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings (each, an "Action") pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.11. Absence of Certain Changes. Except as specifically contemplated by this Agreement or set forth in the Company Disclosure Letter, the SEC Documents, or the Financial Statements, since March 31, 2003, there has not been (i) any Material Adverse Change; (ii) any return of any capital or other distribution of assets to stockholders of Company (except to Company); (iii) any acquisition (by merger, consolidation, acquisition of stock and/or assets or otherwise) of any Person; or (iv) any transactions, other than in the ordinary course of business, consistent with past practices and reasonable business operations ("Ordinary Course of Business"), with any of its officers, directors, principal stockholders or employees or any Person affiliated with any of such persons.

2.12. Proprietary Assets.

(a) For purposes of this Agreement, "Proprietary Assets" shall mean all right, title and interest of the Company and the Subsidiaries in and to the following items or types of property: (i) every patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (ii) all licenses and other rights to use or exploit any of the foregoing.

(b) The Company Disclosure Letter sets forth, with respect to each Proprietary Asset of the Company and the Subsidiaries registered with any Governmental Body in the U.S., or for which an application has been filed with any Governmental Body in the U.S., (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company Disclosure Letter identifies and provides a brief description of all other material Proprietary Assets owned by the Company and its Subsidiaries, and identifies and provides a brief description of each material Proprietary Asset, or source code version of any software licensed to the Company or any Subsidiary by any Person (except for any Proprietary Asset that is licensed to the Company or any Subsidiary under any third party software license generally available to the public at a cost of less than $10,000), and identifies such license agreement under which such Proprietary Asset is being licensed to the Company or any Subsidiary. Except as set forth in the Company Disclosure Letter, the Company or its Subsidiaries have good, valid and marketable title to each of the Proprietary Assets identified in the Company Disclosure Letter as owned by it, free and clear of all liens and other encumbrances); has a valid right to use all Proprietary Assets of third parties identified in the Company Disclosure Letter; and is not obligated to make any payment to any Person for the use of any Proprietary Asset except as set forth in the applicable license agreement. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has developed jointly with any other Person any material Proprietary Asset with respect to which such other Person has any rights.

(c) Each of the Company and its Subsidiaries has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company and its Subsidiaries (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company and its Subsidiaries. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (other than pursuant to license agreements identified in the Company Disclosure Letter) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company and its Subsidiaries, except in the ordinary course of its business or (iii) any patent applications (except as required by law).

(d) To the knowledge of the Company, (i) none of the Proprietary Assets of the Company and its Subsidiaries infringes or conflicts with any Proprietary Asset owned or used by any other Person; (ii) neither the Company nor any Subsidiary is infringing, misappropriating or making any unlawful use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset of the Company or any of its Subsidiaries.

(e) Except as set forth in the Company Disclosure Letter, excluding warranty claims received by Company or any of its Subsidiaries in the ordinary course of business, there has not been any claim by any customer or other Person alleging that any Proprietary Asset of the Company or any of its Subsidiaries (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company.

(f) To the knowledge of the Company, the Proprietary Assets of the Company and its Subsidiaries constitute all the Proprietary Assets necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the Company Disclosure Letter (i) neither the Company nor any Subsidiary has licensed any of its Proprietary Assets to any Person on an exclusive, semi-exclusive or royalty-free basis, and (ii) neither the Company nor any Subsidiary has entered into any covenant not to compete or contract limiting such entity's ability to exploit fully any of such entity's material Proprietary Assets or to transact business in any material market or geographical area or with any Person.

(g) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

2.13. No Adverse Actions. Except as set forth in the Company Disclosure Letter, there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of the Company or any of its Subsidiaries, with any supplier, customer or other Person except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.14. Registration Rights. Except as set forth in the Investor Rights Agreement, the SEC Documents, or in the Company Disclosure Letter, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws.

2.15. Corporate Documents. The Company's Certificate of Incorporation and Bylaws, each as amended to date, which have been requested and previously provided to the Investors are true, correct and complete and contain all amendments thereto.

2.16. Disclosure. No representation or warranty of the Company herein, no exhibit or schedule hereto, and no information contained or referenced in the SEC Documents, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. On or before 9:00 a.m., New York City Time, on the second business day after the Closing, the Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement, and disclosing such portions of the Transaction Documents as contain material nonpublic information with respect to the Company that has not previously been publicly disclosed by the Company, and attaching as an exhibit to such Form 8-K a form of this Agreement. Except for information that may be provided to the Investors pursuant to this Agreement, the Company shall not, and shall use commercially reasonable efforts to cause each of its officers, directors, employees and agents not to, provide any Investor with any material nonpublic information regarding the Company from and after the filing of such Form 8-K without the express written consent of such Investor.

2.17. Use of Proceeds. The net proceeds received by the Company from the sale of the Securities shall be used by the Company for working capital and general corporate purposes, including without limitation to support the operations of each of the Subsidiaries.

3. Representations and Warranties of the Investors. Each Investor represents and warrants to the Company as follows:

3.1. Authorization. Such Investor (i) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) if applicable has been authorized by all necessary corporate or equivalent action to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of such Investor enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

3.2. Brokers and Finders. Such Investor has not retained any investment banker, broker or finder in connection with the Contemplated Transactions.

4. Securities Laws.

4.1. Securities Laws Representations and Covenants of Investors.

(a) This Agreement is made with each Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Securities to be received by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that such Investors would constitute an "underwriter" under the Securities Act; provided that this representation and warranty shall not limit the Investor's right to sell the Underlying Shares pursuant to the Investor Rights Agreement or in compliance with an exemption from registration under the Securities Act or the Investor's right to indemnification under this Agreement or the Investor Rights Agreement.

(b) Each Investor understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under any Blue Sky Laws on the grounds that the offering and sale of the Securities are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws.

(c) Each Investor covenants that, unless the Purchased Shares, the Purchased Warrants, the Underlying Shares or any other shares of capital stock of the Company received in respect of the foregoing have been registered pursuant to the Investor Rights Agreement being entered into among the Company and the Investors, such Investor will not dispose of such securities unless and until such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken; provided, however, that an Investor may dispose of such securities without providing the opinion referred to above if the Company has been provided with adequate assurance that such disposition has been made in compliance with Rule 144 under the Securities Act (or any similar rule).

(d) Each Investor represents that (i) such Investor is able to fend for itself in the Contemplated Transactions; (ii) such Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Investor's prospective investment in the Securities; (iii) such Investor has the ability to bear the economic risks of such Investor's prospective investment and can afford the complete loss of such investment; (iv) such Investor has been furnished with and has had access to such information as is in the Company Disclosure Letter together with the opportunity to obtain such additional information as it requested to verify the accuracy of the information supplied; and (v) such Investor has had access to officers of the Company and an opportunity to ask questions of and receive answers from such officers and has had all questions that have been asked by such Investor satisfactorily answered by the Company.

(e) Each Investor further represents by execution of this Agreement that such Investor qualifies as an "accredited investor" as such term is defined under Rule 501 promulgated under the Securities Act. Any Investor that is a corporation, a partnership, a limited liability company, a trust or other business entity further represents by execution of this Agreement that it has not been organized for the purpose of purchasing the Securities.

(f) By acceptance hereof, each Investor agrees that the Purchased Shares, the Purchased Warrants, the Underlying Shares and any shares of capital stock of the Company received in respect of the foregoing held by it may not be sold by such Investor without registration under the Securities Act or an exemption therefrom, and therefore such Investor may be required to hold such securities for an indeterminate period.

4.2. Legends. All certificates for the Purchased Shares, Purchased Warrants and the Underlying Shares, and each certificate representing any shares of capital stock of the Company received in respect of the foregoing, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise and each certificate for any such securities issued to subsequent transferees of any such certificate (unless otherwise permitted herein) shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

5. Additional Covenants of the Company.

5.1. Reports, Information, Shares.

(a) The Company shall cooperate with each Investor in supplying such information as may be reasonably requested by such Investor to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of any of the Purchased Shares, the Purchased Warrants, the Underlying Shares and shares of capital stock of the Company received in respect of the foregoing.

(b) For so long as an Investor (or the successor or assign of such Investor) holds either Securities or Underlying Shares, the Company shall deliver to such Investor (or the successor or assign of such Investor), contemporaneously with delivery to other holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

(c) The Company shall keep reserved for issuance a sufficient number of authorized but unissued shares of Common Stock (or other securities into which the Purchased Warrants are then exercisable) so that the Purchased Warrants may be converted or exercised to purchase Common Stock (or such other securities) at any time.

5.2. Expenses; Indemnification.

(a) The Company agrees to pay on each Closing Date and save the Investors harmless against liability for the payment of any stamp or similar taxes (including interest and penalties, if any) that may be determined to be payable in respect of the execution and delivery of this Agreement, the issue and sale of any Securities and the Underlying Shares, the expense of preparing and issuing the Securities and the Underlying Shares, the cost of delivering the Securities and the Underlying Shares of each Investor to such Investor's address, insured in accordance with customary practice, and the costs and expenses incurred in the preparation of all certificates and letters on behalf of the Company and of the Company's performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with. Each Investor shall be responsible for its out-of-pocket expenses arising in connection with the Contemplated Transactions, except that, at the Closing, the Company shall pay fees and disbursements of counsel to the Investors as set forth in Section 6.9.

(b) The Company hereby agrees and acknowledges that the Investors have been induced to enter into this Agreement and to purchase the Securities hereunder, in part, based upon the representations, warranties and covenants of the Company contained herein. The Company hereby agrees to pay, indemnify and hold harmless the Investors and any director, officer or employee of any Investor against all claims, losses and damages resulting from any and all legal or administrative proceedings, including without limitation, reasonable attorneys' fees and expenses incurred in connection therewith (collectively, "Loss"), resulting from a breach by the Company of any representation or warranty of the Company contained herein or the failure of the Company to perform any covenant made herein; provided that the Company's liability under this Section 5.2(b) shall be limited to the aggregate purchase price of the Securities.

(c) As soon as reasonably practicable after receipt by an Investor of notice of any Loss in respect of which the Company may be liable under this Section 5.2, the Investor shall give notice thereof to the Company. Each Investor may, at its option, claim indemnity under this Section 5.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as counsel for such Investor shall in good faith determine that such claim is not frivolous and that such Investor may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the Company. Each Investor shall permit the Company, at the Company's option and expense, to assume the defense of any such claim by counsel mutually and reasonably satisfactory to the Company and the Investors who are subject to such claim, and to settle or otherwise dispose of the same; provided, however, that each Investor may at all times participate in such defense at such Investor's expense; and provided, further, that the Company shall not, in defense of any such claim, except with the prior written consent of each Investor subject to such claim, (i) consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to each Investor and its affiliates of a release of all liabilities in respect of such claims, or (ii) consent to any settlement of such claim. If the Company does not promptly assume the defense of such claim irrespective of whether such inability is due to the inability of the afore-described Investors and the Company to mutually agree as to the choice of counsel, or if any such counsel is unable to represent one or more of the Investors due to a conflict or potential conflict of interest, then an Investor may assume such defense and be entitled to indemnification and prompt reimbursement from the Company for such Investor's costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys' fees and expenses. Such fees and expenses shall be reimbursed to the Investors as soon as practicable after submission of invoices to the Company.

(d) The Company shall maintain the effectiveness of the Registration Statement (as defined in the Investor Rights Agreement) under the Securities Act for as long as is required under the Investor Rights Agreement.

5.3. Conduct of Business of the Company. From the date of the execution of this Agreement until the date on which STM notifies the Company of its exercise or its waiver of the Preemptive Rights, or the Preemptive Rights expire unexercised by their terms, the Company, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Investors, will, and will cause its Subsidiaries to, carry on their respective businesses only in the Ordinary Course of Business, use their respective reasonable best efforts to preserve intact their business organizations and assets, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them. Without limiting the generality of the foregoing, from the date of the execution of this Agreement until the Closing Date, the Company shall not, and shall not permit its Subsidiaries to:

(a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for increases or bonuses in the Ordinary Course of Business to employees who are not directors or officers and except pursuant to existing arrangements previously disclosed to or approved in writing by the Investors; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company or its subsidiary in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any plan or other arrangement, except as may be required to comply with applicable law; (iv) pay any benefit not provided for under any plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any plan or other arrangement or agreement or awards made thereunder), except for grants in the Ordinary Course of Business;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any such securities or obligations, or any other securities thereof, other than redemption and purchases from departing employees in the Ordinary Course of Business; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(d) except upon the exercise of Company stock options in accordance with their terms, issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

(f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, any of its assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

(g) adopt any amendments to its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents;

(h) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statement or incurred in the Ordinary Course of Business, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

(i) except in the Ordinary Course of Business, waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company is a party;

(j) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles as applied in the United States or a governmental entity; or

(k) authorize, or commit or agree to do any of the foregoing.

6. Miscellaneous.

6.1. Entire Agreement; Successors and Assigns. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement and the other Transaction Documents supersede any previous agreement among the parties with respect to the Securities. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.2. Survival of Representations and Warranties. Notwithstanding any right of the Investors fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by any Investor pursuant to such right of investigation, each Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations and warranties of the Company shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for one year after the Closing. The covenants of the Company set forth in Section 5 shall remain in effect as set forth therein.

6.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 6.6 (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5. Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

6.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, delivery by fax (with answer back confirmed), addressed to a party at its address or sent to the fax number or e-mail address shown below or at such other address or fax number as such party may designate by three days advance notice to the other party.

Any notice to the Investors shall be sent to the addresses set forth on the signature pages hereof, with a copy to:

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention: James Kardon, Esq.
Fax Number: (212) 478-7400

Any notice to the Company shall be sent to:

8X8, Inc.
2445 Mission College Boulevard
Santa Clara, California 95054
Attention: Chief Executive Officer
Fax Number: (408) 980-0432

with a copy to:

Wilson, Sonsini, Goodrich & Rosati LLP
650 Page Mill Road
Palo Alto, California 94304
Attention: John T. Sheridan, Esq.
Fax Number: (650) 493-6811

6.7. Rights of Transferees. Any and all rights and obligations of each of the Investors herein incident to the ownership of Securities or the Underlying Shares shall pass successively to all subsequent transferees of such securities until extinguished pursuant to the terms hereof.

6.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

6.9. Expenses. Irrespective of whether any Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Each Investor shall be responsible for all costs incurred by such Investor in connection with the negotiation, execution, delivery and performance of this Agreement including, but not limited to, legal fees and expenses, except that the Company shall pay at the Closing legal fees and expenses of $25,000 to Hahn & Hessen LLP (the "Legal Fee"), as counsel to the Investors. Hirschman may deduct $25,000 from the purchase price paid to the Company for his Securities for payment of the Legal Fee.

6.10. Amendments and Waivers. Unless a particular provision or section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of 75% of the Purchased Shares (not including for this purpose any Purchased Shares which have been sold to the public pursuant to a registration statement under the Securities Act or an exemption therefrom). Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon each holder of any Securities at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

SIGNATURE PAGE

TO

8X8, INC.

SUBSCRIPTION AGREEMENT

Dated July 29, 2003

IF the PURCHASER is an INDIVIDUAL, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 29th day of July, 2003.

Amount of Subscription: $	___________________________________ Print Name

Number of Units to be Purchased: , including __________ Purchased Shares and related Purchased Warrants, subject to reduction pursuant to the proviso in Section 1.1(b) hereof	___________________________________ Signature of Investor

___________________________________ Social Security Number

___________________________________ Address and Fax Number

___________________________________ E-mail Address

ACCEPTED AND AGREED:

8X8, INC.

By:

Dated:

SIGNATURE PAGE

TO

8X8, INC.

SUBSCRIPTION AGREEMENT

Dated July 29, 2003

IF the INTERESTS will be held as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 29th day of July, 2003.

Amount of Subscription: $	___________________________________ Print Name of Purchaser

Number of Units to be Purchased: , including _____________ Purchased Shares and related Purchased Warrants, subject to reduction pursuant to the proviso in Section 1.1(b) hereof	___________________________________ Signature of a Purchaser
___________________________________ Social Security Number
___________________________________ Print Name of Spouse or Other Purchaser

___________________________________ Signature of Spouse or Other Purchaser
___________________________________ Social Security Number

___________________________________ Address

___________________________________
Fax Number
____________________________________ E-mail Address

ACCEPTED AND AGREED:

8X8, INC.

By:

Dated:

SIGNATURE PAGE

TO

8X8, INC.

SUBSCRIPTION AGREEMENT

Dated July 29, 2003

IF the PURCHASER is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST or OTHER ENTITY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 29th day of July, 2003.

Number of Units to be Purchased: , including _____________ Purchased Shares and related Purchased Warrants, subject to reduction pursuant to the proviso in Section 1.1(b) hereof

___________________________________ Print Full Legal Name of Partnership, Company, Limited Liability Company, Trust or Other Entity

By: __________________________________ (Authorized Signatory)
Name: ________________________________
Title: _________________________________
Address and Fax Number: _____________ ___________________________________

Taxpayer Identification Number: __________

Date and State of Incorporation or Organization:

Date on which Taxable Year Ends:

E-mail Address: ________________________

ACCEPTED AND AGREED:

8X8, INC.

By:

Name:_______________________________

Title: ___________________________

Dated: __________________________

Schedule 1.1(b)

INVESTORS

Name of Investor	Purchased Shares	Purchased Warrants
Hershel Berkowitz	336,200	504,300 (336,200 $.60 Warrants, 84,050 $.75 Warrants, and 84,050 $1.00 Warrants)
Orin Hirschman (on 7/29/03)	1,240,000	1,860,000 (1,240,000 $.60 Warrants, 310,000 $.75 Warrants, and 310,000 $1.00 Warrants)
Orin Hirschman (Escrow Shares)	293,800	440,700 (293,800 $.60 Warrants, 73,450 $.75 Warrants, 73,450 $1.00 Warrants)
Paul Packer	100,000	150,000 (100,000 $.60 Warrants, 25,000 $.75 Warrants, and 25,000 $1.00 Warrants)
Richard Grossman	100,000	150,000 (100,000 $.60 Warrants, 25,000 $.75 Warrants, and 25,000 $1.00 Warrants)
Joshua Hirsch	50,000	75,000 (50,000 $.60 Warrants, 12,500 $.75 Warrants, and 12,500 $1.00 Warrants)
James Kardon	30,000	45,000 (30,000 $.60 Warrants, 7,500 $.75 Warrants, and 7,500 $1.00 Warrants)
Bryan Martin	40,000	60,000 (40,000 $.60 Warrants, 10,000 $.75 Warrants, and 10,000 $1.00 Warrants)
Barry Andrews	30,000	45,000 (30,000 $.60 Warrants, 7,500 $.75 Warrants, and 7,500 $1.00 Warrants)
Huw Rees	20,000	30,000 (20,000 $.60 Warrants, 5,000 $.75 Warrants, and 5,000 $1.00 Warrants)
Marc Petit-Hugunein	20,000	30,000 (20,000 $.60 Warrants, 5,000 $.75 Warrants, and 5,000 $1.00 Warrants)

EXHIBITS AND SCHEDULES

TO THE UNIT SUBSCRIPTION AGREEMENT

Schedule 1.1(b) Investors

Exhibit 1: Form of Warrants

Exhibit 2: Form of Investor Rights Agreement

Exhibit 3: Form of Financial Advisory Agreement

Exhibit 4: Legal Opinion

Exhibit 5: Company Disclosure Letter

Exhibit 6: Escrow Agreement

Exhibit 4

Form of Legal Opinion

The opinion will be subject to standard qualifications and exceptions, reasonably acceptable to counsel for the Investors.

1. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

2. Each of Netergy Microelectronics, Inc. and Centile, Inc. is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.

3. The Company has all requisite legal and corporate power to execute and deliver the Transaction Documents, to sell and issue the Shares under the Agreement, to issue the Underlying Shares upon exercise of the Warrants and to carry out and perform its obligations under the terms of the Transaction Documents.

4. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

5. The Shares issued under the Agreement are validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of the Company, or, to our knowledge, in any written agreement to which the Company is a party, except as specifically provided in the Agreement; provided, however, that the Shares may be subject to restrictions on transfer under applicable state and federal securities laws. The Underlying Shares issuable upon exercise of the Warrants have been duly and validly reserved and, when issued in accordance with the Warrants, will be validly issued, fully paid and nonassessable; provided, however, that the Underlying Shares may be subject to restrictions on transfer under applicable state and federal securities laws.

6. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution and delivery of the Transaction Documents by the Company, the authorization, sale and issuance of the Shares, the issuance of the Underlying Shares upon exercise of the Warrants and the performance by the Company of its obligations under the Transaction Documents has been taken. Each of the Transaction Documents has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

7. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the issuance of the Shares do not violate any provision of the Certificate of Incorporation or Bylaws, or any provision of any applicable federal or state law, rule or regulation known to us to be customarily applicable to transactions of this nature. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the issuance of the Shares do not violate, or constitute a default under, any Material Agreement (as defined in the Closing Certificate).

8. With your consent based solely on a certificate of an officer of the Company as to factual matters, the Company is not, and immediately after giving effect to the sale of the Purchased Shares and Warrants in accordance with the Transaction Documents and the application of the proceeds as described in Section 2.17 of the Agreement, will not be required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

9. Subject to the accuracy of the Investors' representations in Sections 3 and 4 of the Agreement, the issuance of the Shares and the Warrants in conformity with the terms of the Agreement and the issuance of the Underlying Shares upon exercise of the Warrants in conformity with the terms of the Warrant constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Shares, and may not be relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may arise or be brought to our attention after the date of this opinion that may alter, affect or modify the opinions expressed herein.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

COMPANY DISCLOSURE LETTER

This disclosure of exceptions is made and given pursuant to the 8x8, Inc. Unit Subscription Agreement, dated as of July 29, 2003 (the "Agreement"), among 8x8, Inc. (the "Company) and the persons who execute the Agreement as investors (the "Investors"). All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement that are modified by the disclosures; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

Nothing in this disclosure of exceptions is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this disclosure (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This disclosure letter includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described.

2.1. Corporate Organization; Authority; Due Authorization

  Complete and correct list of all Subsidiaries and location of incorporation:
    8x8 Europe SARL (being formed) - France
    Centile, Inc. - Delaware
    Netergy Microelectronics, Inc. - California
    Netergy Microelectronics Ltd. (this entity has ceased trading activities as defined by the United Kingdom's Department of Inland Revenue and Companies House)
    Visit, Inc. - United Kingdom
    Netergy Networks Canada Holding Company - Delaware
    U|Force Holding Company - Delaware
    3044007 Nova Scotia Company - Canada
    Netergy Networks Canada Company - Canada

2.2. Capitalization

There are no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose), except for the following:

    Options to purchase common stock of the Company and its subsidiaries, Netergy Microelectronics, Inc. ("Netergy") and Centile, Inc. ("Centile") have been issued to employees, consultants and directors of the Company and these subsidiaries under the stock option plans listed below. The plans and the number of options outstanding as of June 30, 2003, were as follows:
    8x8, Inc. 1992 Stock Option Plan - 294,152;
    8x8, Inc. 1996 Stock Option Plan - 4,706,445;
    8x8, Inc. 1996 Director Option Plan - 464,000;
    8x8, Inc. 1999 Nonstatutory Option Plan - 1,485,734;
    Netergy Microelectronics, Inc. 2000 Stock Option Plan - 1,156,684; and
    Centile, Inc. 2001 Stock Option Plan - 1,130,622.
    In December 1999, the Company issued $7.5 million of 4% Series A and Series B convertible subordinated debentures (the Debentures) due in December 2002. In December 2001, the Company redeemed the Debentures for $4.5 million in cash and 1,000,000 shares of common stock. Additionally, the Company agreed to reduce the exercise price of the Lender Warrants to $0.898 per share. Under the terms of a registration rights agreement that the Company and the lenders entered into in connection with the issuance of the 1,000,000 shares of common stock, the Company agreed to register the shares for resale and maintain the effectiveness of the registration statement for specified periods of time until the shares are resold or can be resold without the registration statement (the Maintenance Requirements). The Company further agreed that if it does not comply with the Maintenance Requirements through December 2003, it may be required to pay cash penalties and redeem all or a portion of the shares held by the lenders at the higher of $0.898 per share or the market price of the Company's stock at the time of the redemption. The shares held by the lenders at June 30, 2003 were recorded at their potential redemption value at June 30, 2003 of $488,000 and classified as contingently redeemable common stock due to the redemption rights described above. The Company will not mark the contingently redeemable common stock to the higher of $0.898 per share or market unless it becomes probable that the Company will not be able to comply with the Maintenance Requirements.
    Under the terms of the Common Stock Purchase Agreement and Investor Rights Agreement between the Company and STMicrolectronics NV ("STM"), STM has a right of first refusal to purchase such shares to enable it to maintain its ownership percentage at that time.

2.10. Litigation

The Company has received written notices from Syndia Inc. (Syndia) alleging that the process used by the Company to manufacture certain of its semiconductor products may infringe upon U.S. Patent Nos. 4,702,808 and 5,131,941 held by Syndia, and offering the Company the opportunity to purchase a license regarding such patents.

2.11. Absence of Certain Changes

On June 20, 2003, Centile, Inc. executed an agreement with Sunleigh Investments Ltd. (Sunleigh) for Sunleigh to acquire Centile Europe S.A. (Centile Europe) for 1,100,000 Euros on July 1, 2003. Sunleigh acquired substantially all the assets and liabilities of the business, and the Company is obligated to pay certain liabilities incurred by Centile Europe prior to the closing date. In addition, Sunleigh received a non-exclusive license to Centile's IPBX technology, and also received exclusivity for the European market for one year subsequent to the closing date. Correspondingly, Centile Europe granted exclusivity for the North American market to Centile, Inc. for the same period. Under the acquisition agreement, Sunleigh is obligated to pay the purchase price, net of amounts withheld for pre-closing obligations, in installments through December 31, 2003. The purchase price is subject to adjustment based on the closing balance sheet of Centile Europe as of July 1, 2003. The Company does not expect to record a loss on this transaction. Revenues and operating losses attributable to the operations of Centile Europe approximated $20,000 and $400,000 for the quarter ended June 30, 2003 and $70,000 and $360,000 for the quarter ended June 30, 2002, respectively. The Company continues to operate the Centile business in the United States.

2.12. Proprietary Assets
  A list of all issued patents and patent applications is attached to this letter as Exhibit A. A list of all issued and pending trademarks is attached to this letter as Exhibit B.
  In the normal course of business, the Company enters into software license agreements with its customers. Under these agreements, customers are given the rights to certain source code and/or object code developed by the Company, but only for use with the Company's semiconductor products, except as follows:
    Netergy Microelectronics has licensed certain Voice over Internet Protocol (VOIP) source code to 2Wire, Inc. (2Wire) and granted 2Wire the right to incorporate the source code into its products that do not use the Company's semiconductor products;
    Netergy Microelectronics has licensed certain VOIP source code to STMicroelectronics Belgium NV (formerly known as Alcatel Microelectronics, n.v.) and granted STMicroelectronics Belgium the right to incorporate the source code into STMicroelectronics Belgium's semiconductor products;
    Netergy Microelectronics has granted a non-exclusive license to ESS Technology, Inc. (ESS) to the Company's MPEG1 technology, as that technology existed on December 11, 1995. No additional royalties are due from ESS related to this license;
    Netergy Microelectronics has granted non-exclusive licenses to Video Core Technology, Inc., which was acquired by ESS, to the Company's KS-1 (a derivative of the VCP semiconductor) technology as it existed prior to August 22, 1995 and the Company's video conferencing technology as is existed prior to October 4, 1995. No additional royalties are due from ESS related to this license;
    Netergy Microelectronics has granted a non-exclusive license to the Audacity T2U technology and Veracity VoIP software source code to Myson Century Company under a royalty bearing license agreement dated July 16, 2003;
    Netergy Microelectronics has licensed certain Voice over Internet Protocol (VOIP) source code to Telsey Telecommunications SPA, DS2 Design of Systems on Silicon SA, LG Communications;
    Netergy Microelectronics has licensed certain VOIP and video source code to Imagecom Ltd.;
    Centile granted a non-exclusive object code license to the Hosted iPBX technology to AG Communications Systems in October 2002;
    On October 12, 2002, the Company granted a non-exclusive, non-transferrable royalty bearing patent license to U.S. Patents 5,790,712, 5,901,248, 5,910,827, 5,966,165, 5,982,459, 6,026,097, 6,061,333,6,075,544, 6,104,836, 6,108,027, 6,121,998, 6,124,882, 6,160,503, 6,163,335, 6,205,177, 6,215,425 and 6,225,923 to Visual Marketing, LLC, a US distributor of analog videophones.

In connection with a source code license agreement, Leadtek, Inc. has been granted rights to manufacture certain of Netergy Microelectronics' video semiconductor products for use in the third party's products.

In connection with a development and license agreement, Netergy Microelectronics granted STMicroelectronics Belgium NV (fka Alcatel Microelectronics, n.v.) a license to: (i) manufacture or have manufactured the Company's Audacity T2U semiconductor product (the T2U); and (ii) sell the T2U in any application that uses an xDSL customer premise modem.

In conjunction with customer purchase agreements, Netergy Microelectronics and Centile entered into a technology escrow agreement, whereby the companies agreed to grant manufacturing and/or source code rights to the customer if the Company ceases to do business or is unable to provide adequate product supply or support to the customer.
  8x8 currently depends on the services of Level 3 to terminate and originate Packet8 PSTN voice traffic in the United States. The company also currently depends on the services of Nova to process Packet8 credit card transactions. Netergy Microelectronics currently depends on fabrication services from STMicroelectronics and TSMC to manufacture semiconductor products.

On July 1, 2003 8x8, Inc. entered into a definitive agreement to sell Centile Inc.'s European subsidiary, Centile Europe S.A., based in Sophia Antipolis, France to a British investment company, Sunleigh Investments Ltd. Under terms of the agreement, Centile Inc. also granted a non-exclusive technology license to Centile Europe for Centile's hosted iPBX technology. In addition, Centile, Inc. has granted Centile Europe exclusivity for selling and marketing the hosted iPBX product in Europe for eighteen months subsequent to the closing, and Centile, Inc. will have a corresponding exclusivity in the United States for the same time period.

2.14. Registration Rights

Under the Investor Rights Agreement between the Company and STMicroeelctronics NV ("STM"), upon request from STM, the Company is obligated to file a registration statement on Form S-3 to register the 3.7 million shares purchased by STM in 2000.

Escrow Agreement

The following sets forth the terms of the escrow agreement relating to the closing of the investment in 8x8, Inc. ("8x8" or "the Company") pursuant to the Unit Subscription Agreement, dated the date hereof, among 8x8 and the Investors as defined therein (the "Subscription Agreement"). Capitalized terms not otherwise defined herein have the same meaning as set forth in the Subscription Agreement.

I. An Investor, Orin Hirschman ("Hirschman"), shall deposit, and Hahn & Hessen LLP as Escrow Agent will hold, in escrow (the "Escrow"), an aggregate of $127,509.20 (the "Escrow Cash") and the following securities: 293,800 shares of Common Stock, 293,800 $.60 Warrants, 73,450 $.75 Warrants, and 73,450 $1.00 Warrants (the "Escrow Securities", and collectively with the Escrow Cash, the "Escrow Assets") in accordance with this Escrow Agreement. The Escrow Cash will be held in Escrow in a trust account designated by the Escrow Agent.

II. (a) The Escrow Assets shall be held by the Escrow Agent or a third party (the "Third Party") of its choice until the receipt by the Escrow Agent of a copy (including a copy by facsimile transmission) of a waiver of the Preemptive Rights or receipt of notice from the Company that the Preemptive Rights have expired unexercised (the "Condition"), at which time the Escrow Agent shall cause the Escrow Cash, without interest thereon, to be disbursed to 8x8 and shall cause the Escrow Securities to be delivered to Hirschman. Any accrued interest shall be paid in such event to Hirschman.

(b) In the event STM exercises the Preemptive Right (the "STM Exercise"), the Company shall give notice thereof to Hirschman and the Escrow Agent, and, upon receipt of such notice, the Escrow Agent shall cause the Escrow Cash, with any interest accrued thereon, to be disbursed to Hirschman and shall cause the Escrow Securities to be returned for cancellation to 8x8. Hirschman's signature to this Escrow Agreement constitutes authorization of such cancellation.

(c) If the Escrow Agent has not received notice that the Condition has been satisfied or notice of the STM Exercise by the 25th calendar day following the deposit of the Escrow Assets into the Escrow, the Escrow Agent shall cause the Escrow Cash, without interest thereon, to be disbursed to 8x8 and shall cause the Escrow Securities to be delivered to Hirschman, unless the parties agree in writing to an extension.

III. The Escrow Agent may rely on written or email communications from Hirschman and the Company in determining whether the Condition has been met.

IV. The Escrow Cash shall be wired to the following account:

The Bank of New York
350 Fifth Avenue
New York, NY 10118
Attention: Anthony Baker

ABA Number: 021000018
Account Name: Hahn & Hessen LLP Special Account
Account Number: 105-0035227

V. The escrow set up pursuant to this communication shall be subject to the standard terms of escrow set forth on Exhibit A hereto.

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the day and year first above written.

Hirschman:

__________________________________

Orin Hirschman

8x8, Inc.

By:_______________________________

Name:

Title:

Escrow Agent:

Hahn & Hessen LLP

By:_______________________________

A Member of the Firm

EXHIBIT A

1. Representations and Warranties. (a) Hirschman represents and warrants that Hirschman is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Hirschman, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Hirschman is a party or by which Hirschman is bound or affected, in each case only to the extent that any such conflicts, defaults or violations relate directly or indirectly to the deposit and disposition of the Escrow Assets under this Escrow Agreement.

(b) The Company represents and warrants that it is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or affected, in each case only to the extent that any such conflicts, defaults or violations relate directly or indirectly to the deposit and disposition of the Escrow Assets under this Escrow Agreement.

2. Duties of the Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. It is further agreed that:

(a) The Escrow Agent shall not be responsible or liable for the performance of Hirschman or the Company under this Escrow Agreement or any other agreement, or for the completeness, accuracy or correctness of any document or transaction between the Company and the Company. The Escrow Agent shall have no obligation to take any legal action in connection with this Escrow Agreement or towards its enforcement or performance or to appear in, prosecute or defend any action or legal proceeding in connection herewith.

(b) The Escrow Agent may conclusively rely upon and shall be protected in acting or refraining from acting upon any written notice, document, instrument, certificate, instruction or signature believed by it to be genuine and may assume and shall be protected in assuming that any person purporting to give any notice or instructions in accordance with this Escrow Agreement or in connection with any transaction to which this Escrow Agreement relates has been duly authorized to do so. The Escrow Agent shall not be obligated to make any inquiry as to the truth of the information in any such notice, document, instrument, certificate, or instruction or as to the authority, capacity, existence or identity of any person purporting to have executed any such notice, document, instrument, certificate, or instruction or to have made any such signature or purporting to give any such notice or instructions. The Escrow Agent shall be entitled to any and all proofs with respect to any and all facts and to any and all acknowledgements and indemnification it desires before paying out all or any portion of the Escrow.

(c) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow which, in its sole opinion, are in conflict with either other instructions received by it or any provision of the Escrow Agreement, it shall, without liability of any kind, be entitled to hold the Escrow pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow with the Clerk of the United States District Court for the Southern District of New York or with the office of the clerk of the registry of any other court of competent jurisdiction.

(d) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and shall not be bound in any way by any other agreement (whether or not the Escrow Agent has knowledge thereof).

(e) The Escrow Agent shall not be liable for any error of judgment, mistake of law or fact, or for any action taken or omitted to be taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement. The Escrow Agent may, without notification to or approval of the Company or Hirschman, consult with counsel of its own choice (including any member of its firm) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in accordance with the opinion of such counsel.

(f) The participation of Hahn & Hessen LLP as Escrow Agent is being undertaken as an accommodation to the parties hereto, and shall in no way hinder or limit the present or future ability of Hahn & Hessen LLP to act as counsel to any party or any of their affiliates with respect to any matter including, but not limited to, disputes between and/or among any of the Company and Hirschman with regard to this Escrow Agreement or otherwise. Without limitation on the foregoing, the parties (i) recognize that Hahn & Hessen LLP represents Hirschman in this and other matters and may continue to do so, and (ii) waive any conflicts that may arise from such representation.

3. Indemnification. Hirschman and the Company jointly and severally agree to indemnify the Escrow Agent, its members, agents and employees (collectively the "Indemnified Parties") against, and hold them harmless from, any and all loss, liability, cost, damage and expense, including, without limitation, costs of investigation and counsel fees and expenses which any of the Indemnified Parties may suffer or incur by reason of any action, claim or proceeding brought against any of the Indemnified Parties, arising out of or relating in any way to this Escrow Agreement, any breach of any representations, warranties or covenants set forth in this Escrow Agreement, or any transaction to which this Escrow Agreement relates, other than any action, claim or proceeding resulting from the bad faith of such Indemnified Party. The provisions of this paragraph shall survive the termination of this Escrow Agreement.

4. Fees and Expenses. Hirschman agrees to pay any and all fees, costs, expenses and charges of the Escrow Agent, plus fees and expenses of retained attorneys or amounts representing the fair value of legal services rendered by the Escrow Agent to itself, which may be incurred by the Escrow Agent as a result of or in connection with its administration of the provisions of this Escrow Agreement, to the extent the same exceeds the amount of interest paid to the Escrow Agent pursuant to Section 3. Payment for such charges shall be made upon demand. Hirschman and the Company further agree that the Escrow Agent shall have a lien on the assets of the Escrow solely for payment of its fees and expenses from the assets of the Escrow if they are not otherwise paid and without judicial action to foreclose such lien. Any outstanding fees and expenses which are not paid within sixty (60) days of the invoice date will be deducted proportionately from balances in the account owing to Hirschman.

5. Amendment; Resignation; Termination. Upon final disbursement of the Escrow Assets or any part remaining thereof, this Escrow Agreement shall terminate and the Escrow Agent shall be discharged from any and all liability with respect to the Escrow Assets or arising from its execution or performance of the Escrow Agreement, and the Company and Hirschman, upon the request of the Escrow Agent, shall deliver to the Escrow Agent a written release in form and content reasonably satisfactory to the Escrow Agent. This Escrow Agreement may be altered, amended or terminated other than as set forth in the preceding sentence only with the written consent of the Company and Hirschman and the Escrow Agent. Should the Company and Hirschman attempt to change this Escrow Agreement in a manner which, in the Escrow Agent's sole opinion, is undesirable, the Escrow Agent may resign as Escrow Agent, without any liability to the Company and Hirschman, upon two weeks' written notice to the Company and Hirschman; otherwise, notwithstanding any provision hereof to the contrary, it may resign as Escrow Agent without any liability to Hirschman or the Company at any time upon 30 days' written notice to the Company and Hirschman. In the case of the Escrow Agent's resignation, its only duty shall be to hold and dispose of the Escrow in accordance with the original provisions of this Escrow Agreement until a successor Escrow Agent shall be appointed by the Company and Hirschman and a written notice of the name and address of such successor escrow agent shall be given to the Escrow Agent by the Company and Hirschman, whereupon the Escrow Agent's only duty shall be to turn over to the successor escrow agent the Escrow, in accordance with the written instructions of the Company and Hirschman. In the event that a successor escrow agent shall not have been appointed and the Escrow Agent shall not have turned over to the successor escrow agent the Escrow within the time periods specified above, the Escrow Agent may deposit the Escrow with the Clerk of the United States District Court for the Southern District of New York or with the clerk or registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Provided the Escrow Agent shall have acted in good faith, and upon the execution and delivery by the Escrow Agent of any documents necessary to substitute a successor escrow agent as the holder of the Escrow or to deposit the Escrow with the clerk of a court, the Escrow Agent shall, upon its resignation, receive a written release from the Company and Hirschman and successor escrow agent (if applicable), in form and content reasonably satisfactory to the Escrow Agent.

6. Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of New York without application of the principles of conflicts of laws.

7. Notices. All notices, requests, demands and other communications to be given in connection with this Escrow Agreement shall be in writing, shall be delivered by hand or overnight courier service, shall be deemed given when received and shall be addressed to the parties at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

If to the Escrow Agent:

Hahn & Hessen LLP
488 Madison Avenue 14th Floor
New York, NY 10022
Attention: James Kardon
Telephone No. (212) 478-7250
Fax (212) 478-7400

If to Hirschman:

Orin Hirschman
1231 East 10th Street
Brooklyn, New York 11230
Fax: 718-751-2892

with a copy to:

Hahn & Hessen LLP
488 Madison Avenue 37th Floor
New York, New York 10022
Attention: James Kardon, Esq.
Fax: (212) 478-7400

If to the Company:

8X8, Inc.
2445 Mission College Boulevard
Santa Clara, California 95054
Attention: Chief Executive Officer
Fax number: (408) 980-0432

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: John T. Sheridan, Esq.
Fax number: (650) 493-6811

8. Severability. If any provision of this Escrow Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Escrow Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

9. Counterparts. This Escrow Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts or instruments shall constitute one agreement, binding on all the parties hereto.

10. Construction. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions thereof.

11. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith.

12. Successors, etc. This Agreement shall inure to the benefit and be binding upon the heirs, successors, distributees and assigns of the parties; provided, however, that any assignment or transfer by any party of its rights under this Escrow Agreement or with respect to the Escrow shall be void as against the Escrow Agent unless written notice thereof shall be given to the Escrow Agent.